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EXHIBIT 11

YOUNG BROADCASTING INC. AND SUBSIDIARIES
RE COMPUTATION OF PER SHARE EARNINGS

	THREE MONTHS ENDED
	March 31, 2007	March 31, 2008
Shares of common stock outstanding for the entire period.	21,966,886	22,872,482
Issuance of 145,994 and 379,206 shares of common stock to the Company's defined contribution plan in 2007 and 2008	92,084	166,684
Cancellation of 35,007 and 35,677 shares of common stock under the equity incentive plan in 2007 and 2008	(14,003)	(20,283)

Weighted average shares of common stock outstanding	22,044,967	23,018,883

Loss from continuing operations	$(16,645,414)	$(14,353,954)
Loss from discontinued operations, net of taxes	(8,726,537)	(618,284)

Net Loss	$(25,371,951)	$(14,972,238)

Basic and diluted loss per common shares:
Loss from continuing operations	$(0.75)	$(0.62)
Loss from discontinued operations	(0.40)	(0.03)

Net loss per common share basic and diluted	$(1.15)	$(0.65)

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  EXHIBIT 11
YOUNG BROADCASTING INC. AND SUBSIDIARIES RE COMPUTATION OF PER SHARE EARNINGS